Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3, of (i) our report dated February 1, 2006, relating to the financial statements of Tower Semiconductor Ltd. appearing in the Annual Report on Form 20-F of Tower Semiconductor Ltd. for the year ended December 31, 2005, and (ii) our report dated February 7, 2007, relating to the financial statements of Tower Semiconductor Ltd. for the year ended December 31, 2006 appearing in the Report on Form 6-K of Tower Semiconductor Ltd. filed on February 8, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 28, 2007